CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 29, 2014, with respect to the financial statements and financial highlights of the MAR Tactical Moderate Growth Fund, MAR Tactical Growth Fund, and Laffer Dividend Growth Fund (the portfolios constituting the American Independence Funds Trust II) appearing in the October 31, 2014 Annual Report to Shareholders on Form N-CSR, which is incorporated by reference in this Post-Effective Amendment No. 2 to the Registration Statement No. 333-190593 on Form N-1A (the “Registration Statement”). We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Financial Highlights” in the Prospectuses and under the captions “Independent Registered Public Accounting Firm and Counsel” and “Financial Statements” in the Statements of Additional Information.

/s/ GRANT THORNTON LLP

Chicago, Illinois

February 27, 2015